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                                                                 EXHIBIT 99

ALATENN RESOURCES, INC.

SYSTEM MAP


Exhibit 99 is a black-on-white drawing of the pipeline system of Alabama-Tennessee natural Gas Company and indicates the pipeline system extending from McNairy County, Tennessee near the city of Selmer, Tennessee southeastward across northeastern Mississippi, through the Tennessee Valley of northern Alabama to the City of Huntsville, Alabama. Also shown are major pipeline laterals and the communities and industries they serve.